EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS THIRD QUARTER 2013 RESULTS

PITTSBURGH–December 6, 2013 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported adjusted earnings of $0.19 per diluted share for the third quarter ended November 2, 2013, compared to earnings from continuing operations of $0.41 per diluted share for the third quarter ended October 27, 2012. GAAP earnings of $0.13 per diluted share include non-cash charges of ($0.06) per diluted share associated with the company’s previously disclosed plans to close its Warrendale, PA distribution center upon the opening of its new facility in Hazleton, PA.

Robert Hanson, CEO stated, “Our financial performance is clearly unsatisfactory and not consistent with our objectives. As we continue to navigate through an intensely promotional North American retail landscape, we are making improvements in merchandising and marketing, while aggressively pursuing efficiency gains, expense reductions and ensuring disciplined inventory management. We are continuing to invest in important areas of growth including omni-channel, global expansion and factory stores — all high-return segments, which diversify our business and will be key drivers of our future growth and success.”

Third Quarter 2013 Non-GAAP Results

The following discussion is based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

•	Total net revenue of $857 million decreased 6% compared to $910 million last year. On comparable weeks, total revenue would have decreased in the low single-digits.

•	Consolidated comparable sales, including AEO Direct, decreased 5%, compared to a 10% increase last year. Third quarter 2013 comparable sales are compared to the 13 weeks ended November 3, 2012.

•	Gross profit decreased 21% to $299 million and 670 basis points to 34.9% of revenue, primarily as the result of higher promotional activity and the deleverage of rent on negative comparable sales.

•	Selling, general and administrative expense of $206 million decreased 6% from last year and leveraged 10 basis points to 24.0% as a rate to revenue. Lower incentive compensation and travel costs contributed to the improvement.

•	Operating income decreased 52% to $61 million, resulting in a rate of 7.1% compared to 14.1% last year.

•	Adjusted EPS of $0.19 compared to EPS from continuing operations of $0.41 last year, a 54% decline.

Inventory

Total merchandise inventory at the end of the third quarter increased to $519 million compared to $481 million last year. At cost per foot, inventory increased 6% against an 11% decline last year, which reflects the impact of timing shifts of merchandise receipts due to the 53rd week last year. On comparable weeks, inventory at cost per foot would have increased in the low single-digits.

Capital Expenditures

In third quarter 2013, capital expenditures totaled $93 million. The company expects capital expenditures of $250 million for fiscal 2013. The capital spending plan includes new store growth, store remodels, a new distribution center to support omni-channel growth and the implementation of new and upgraded technology.

Real Estate

In the third quarter, total square footage increased 2% from last year. The company opened 13 new stores, including 6 factory stores, and closed 5 locations, including 3 aerie stores. Additionally, the company had 61 international franchise locations in 12 countries. For additional third quarter 2013 actual and fiscal 2013 projected real estate information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and investments of $367 million compared to $545 million last year.

Fourth Quarter Outlook

Management is issuing fourth quarter earnings guidance of $0.26 to $0.30 per diluted share, based on a mid single-digit decline in comparable sales. Guidance excludes potential asset impairment and restructuring charges. This compares to adjusted EPS of $0.55 last year, which excludes a tax benefit of $0.04 per share and restructuring and store impairment charges of ($0.12) per share.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding certain items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 62 licensed international franchise stores in 12 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter 2013 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc.
Judy Meehan 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	November 2, 2013	February 2, 2013	October 27, 2012
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$354,284	$509,119	$544,683
Short-term investments	2,930	121,873	—
Merchandise inventory	518,904	332,452	481,208
Assets held for sale	4,666	9,499	9,682
Accounts receivable	59,277	46,321	47,432
Prepaid expenses and other	107,292	73,805	65,326
Deferred income taxes	46,510	58,230	59,203

Total current assets	1,093,863	1,151,299	1,207,534

Property and equipment, net	630,206	500,134	527,376
Intangible assets, net	44,427	38,136	38,459
Goodwill	13,792	11,484	11,492
Non-current deferred income taxes	19,086	31,282	23,199
Other assets	38,712	23,718	25,073

Total Assets	$1,840,086	$1,756,053	$1,833,133

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$353,228	$176,874	$213,197
Accrued compensation and payroll taxes	32,522	65,533	51,992
Accrued rent	75,680	77,873	76,769
Accrued income and other taxes	9,002	29,155	38,133
Unredeemed gift cards and gift certificates	24,689	46,458	23,089
Current portion of deferred lease credits	13,954	13,381	13,886
Other current liabilities and accrued expenses	29,382	26,628	26,432

Total current liabilities	538,457	435,902	443,498

Deferred lease credits	65,004	59,571	63,220
Non-current accrued income taxes	20,777	19,011	27,110
Other non-current liabilities	23,139	20,382	15,734

Total non-current liabilities	108,920	98,964	106,064

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	577,108	627,065	599,343
Accumulated other comprehensive income	23,483	29,297	29,179
Retained earnings	1,587,320	1,553,058	1,522,805
Treasury stock	(997,698)	(990,729)	(870,252)

Total stockholders’ equity	1,192,709	1,221,187	1,283,571

Total Liabilities and Stockholders’ Equity	$1,840,086	$1,756,053	$1,833,133

Current Ratio	2.03	2.64	2.72

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	November 2, 2013	% of Revenue	October 27, 2012	% of Revenue
Total net revenue	$857,305	100.0%	$910,374	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	558,430	65.1%	531,284	58.4%

Gross profit	298,875	34.9%	379,090	41.6%
Selling, general and administrative expenses	205,725	24.0%	219,128	24.1%
Loss on impairment of assets	19,316	2.3%	—	0.0%
Depreciation and amortization	31,998	3.8%	31,421	3.4%

Operating income	41,836	4.8%	128,541	14.1%
Other income, net	520	0.1%	2,822	0.3%

Income before income taxes	42,356	4.9%	131,363	14.4%
Provision for income taxes	17,453	2.0%	48,922	5.4%

Income from continuing operations	24,903	2.9%	82,441	9.0%
Loss from discontinued operations, net of tax	—	0.0%	(3,833)	-0.4%

Net income	$24,903	2.9%	$78,608	8.6%

Basic income per common share:
Income from continuing operations	$0.13		$0.42
Loss from discontinued operations	0.00		(0.02)

Net income per basic share	$0.13		$0.40

Diluted income per common share:
Income from continuing operations	$0.13		$0.41
Loss from discontinued operations	0.00		(0.02)

Net income per diluted share	$0.13		$0.39

Weighted average common shares outstanding - basic	192,818		197,173
Weighted average common shares outstanding - diluted	194,612		201,967

	GAAP Basis 39 Weeks Ended
	November 2, 2013	% of Revenue	October 27, 2012	% of Revenue
Total net revenue	$2,264,095	100.0%	$2,358,749	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,456,116	64.3%	1,428,182	60.5%

Gross profit	807,979	35.7%	930,567	39.5%
Selling, general and administrative expenses	574,314	25.4%	579,350	24.6%
Loss on impairment of assets	19,316	0.8%	442	0.0%
Depreciation and amortization	97,271	4.3%	96,130	4.1%

Operating income	117,078	5.2%	254,645	10.8%
Other income, net	987	0.0%	5,986	0.3%

Income before income taxes	118,065	5.2%	260,631	11.1%
Provision for income taxes	45,592	2.0%	91,309	3.9%

Income from continuing operations	72,473	3.2%	169,322	7.2%
Loss from discontinued operations, net of tax	—	0.0%	(31,990)	-1.4%

Net income	$72,473	3.2%	$137,332	5.8%

Basic income per common share:
Income from continuing operations	$0.38		$0.86
Loss from discontinued operations	—		(0.16)

Net income per basic share	$0.38		$0.70

Diluted income per common share:
Income from continuing operations	$0.37		$0.85
Loss from discontinued operations	—		(0.16)

Net income per diluted share	$0.37		$0.69

Weighted average common shares outstanding - basic	192,753		196,177
Weighted average common shares outstanding - diluted	195,021		200,041

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended November 2, 2013
	American Eagle Outfitters, Inc. (GAAP Basis)		Distrubution Center Charges (1)	American Eagle Outfitters, Inc. (Non-GAAP Basis)
		% of Sales			% of Sales
Net sales	$857,305	100.0%	$—	$857,305	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	558,430	65.1%	—	558,430	65.1%

Gross profit	298,875	34.9%	—	298,875	34.9%
Selling, general and administrative expenses	205,725	24.0%	—	205,725	24.0%
Loss on impairment	19,316	2.3%	19,316	—	0.0%
Depreciation and amortization	31,998	3.8%	—	31,998	3.8%

Operating income (loss)	41,836	4.8%	(19,316)	61,152	7.1%
Other income, net	520	0.1%	—	520	0.1%

Income (loss) before income taxes	42,356	4.9%	(19,316)	61,672	7.2%
Provision (benefit) for income taxes	17,453	2.0%	(7,398)	24,851	2.9%

Net income (loss)	24,903	2.9%	(11,918)	36,821	4.3%

Basic income per common share	$0.13		$(0.06)	$0.19

Diluted income per common share	$0.13		$(0.06)	$0.19

Weighted average common shares outstanding - basic	192,818		192,818	192,818
Weighted average common shares outstanding - diluted	194,612		194,612	194,612

(1)-	Non-GAAP Items consist of $19.3 million of pre-tax asset impairments related to the Warrendale Distribution Center.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Sales
	2013 (1)	2012
American Eagle Outfitters, Inc. (3)	-5%	10%

AE Total Brand (3)	-5%	10%
aerie Total Brand (3)	-3%	7%
AEO Direct	17%	26%

	YTD Third Quarter Comparable Store Sales
	2013 (2)	2012
American Eagle Outfitters, Inc. (3)	-6%	11%

AE Total Brand (3)	-6%	11%
aerie Total Brand (3)	-1%	15%
AEO Direct	17%	25%

(1)	Third quarter 2013 comp sales are compared to the sales for the 13 weeks ended November 3, 2012.
(2)	YTD second quarter 2013 comp sales are compared to the sales for the 39 weeks ended November 3, 2012.
(3)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Third Quarter 2013	YTD Third Quarter 2013	Fiscal 2013 Guidance
Consolidated stores at beginning of period	1,056	1,044	1,044
Consolidated stores opened during the period AE Brand (2)	13	46	60 - 65
Consolidated stores closed during the period AE Brand	(2)	(7)	(15) - (20)
aerie	(3)	(19)	(25) - (30)

Total consolidated stores at end of period	1,064	1,064	1054 - 1069

Stores remodeled and refurbished during the period	12	54	50 - 65
Total gross square footage at end of period	6,455,497	6,455,497	Not Provided

International franchise stores at end of period (1)	61	61	66

(1)	International franchise stores are not included in the consolidated store data or the total gross square footage calculation.
(2)	YTD and Fiscal 2013 Guidance includes six franchise stores in Hong Kong and China that were acquired by the company in the second quarter of 2013.